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                                                                    EXHIBIT 10.4
                                                                    ------------

                              THE WALLACH COMPANY
                              INVESTMENT BANKERS

March 20, 1998


Mr. E.B. Chester
Vail Banks, Inc.
108 South Frontage Road
Suite 101
Vail, CO 81657


Dear E.B.:

This letter relates to the letter agreement between Vail Banks, Inc. (the "Company") and the Wallach Company, Inc. ("TWC") effective April 8, 1997 under which TWC acts as representative for the Company to render financial advisory and investment banking services to the Company in connection with the Company's review of possible acquisitions or mergers with banking companies in the western slope of Colorado. Section 4 of the letter provides such agreement will be in force until twelve (12) months from its effective date unless extended by mutual written consent. The undersigned parties agree to extend the term of the April 8, 1997 agreement for an additional 12 month period to end on April 8, 1999, with all provisions of that agreement continuing, including the termination provision described in Section 7 providing for termination of the agreement at any time upon ten days written notice.

Very truly yours,

The Wallach Company, Inc.

/s/ Wesley A. Brown
Wesley A. Brown



The above is hereby acknowledged and accepted:

Vail Banks, Inc.


By:   /s/ E. B. Chester            Date  3/23/98
          E. B. Chester
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                                    WALLACH
                               INVESTMENT BANKERS


                                 April 7, 1997


Mr. E.B. Chester
Vail Banks, Inc.
108 South Frontage Road
Suite 101
Vail, CO 81657


Dear E.B.:

The purpose of this letter is to confirm in writing the mutual understanding between Vail Banks, Inc. (the "Company") and The Wallach Company, Inc. ("TWC"), whereby TWC will act as representative for the Company to render financial advisory and investment banking services to the Company in connection with the Company's review of the possible acquisitions, by way of a purchase of stock or assets, business combination, merger or other transaction (the "Transaction") with banking companies in the Western Slope of Colorado (the "Target Business").

Our arrangements with you in connection therewith shall be as follows:

1.   SERVICES RENDERED:  TWC will commence the following financial advisory and
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     investment banking services as the Company may reasonably request.

     (a) TWC will familiarize itself to the extent it deems reasonable with the business, operation, properties, financial condition and prospects of the Company including producing a financial model of the Company. As requested, TWC will familiarize itself to the extent it deems reasonable with the business, operation, properties, financial condition and prospects of the Target Businesses.

     (b) TWC will assist the Company, if requested, in determining an appropriate price and terms to pay for the Target Business.

     (c) TWC will provide such negotiating services as may be reasonably requested in connection with any Transaction.

     (d) TWC will advise the Company or its stockholders, if requested, of the financial aspects of any proposed Transaction.

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     (e)  As requested, TWC will work with legal counsel, as appropriate, on any letter of intent or definitive agreement and until the Transaction is completed.

          In providing these services, TWC acknowledges that the final purchase price and all other terms and conditions of a Transaction shall be subject to approval of the Board of Directors of the Company and, if required, its Stockholders.

2.   RELIANCE ON INFORMATION:  The Company understands and confirms (i) that TWC
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     will be using and relying on data, material and information about the
     Company and Target Business furnished to TWC by the Company and the Target Businesses and their employees and representatives and (ii) that TWC does not assume responsibility for independently verifying the information.

3.   CONFIDENTIALITY:  TWC and its employees understand the confidential nature
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     of the Transaction and agree that any Confidential Information shall be held and treated by TWC in confidence, and from the date hereof, shall not, without the prior consent of the Company, be disclosed or used by TWC, in whole or in part, other than in connection with the provisions of services under this agreement or as required by law. For purposes of this agreement, "Confidential Information" shall mean any and all information, whether written or oral, including, without limitation, all data, reports forecasts and records about the Company, Target Businesses, or the Transaction, to the extent that such information is material non-public information and does not become part of the public domain (other than through the fault of TWC), which TWC shall obtain from the Company or persons acting on its behalf.

4.   TERMS OF ENGAGEMENT:  TWC shall act as the exclusive representative of the
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     Company on these matters for a period of twelve (12) months from the date of your acceptance of this letter unless extended by mutual written consent or unless earlier terminated as provided herein.

5.   COMPENSATION FOR SERVICES:  The Company will pay TWC for its services
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     hereunder (a) an hourly fee equal to $250 per hour for time of Principals,
     $175 for time of Vice Presidents and $100 per hour for time of Associates (the "Hourly Fee"), plus (b) a transaction fee equal to .15% (fifteen hundreds of one percent) of the total assets of the acquired Target Business up to $50 million and .10% (ten hundreds of one percent) of the total assets of the acquired Target Business in excess of $50 million as of the end of the month prior to closing ("Transaction Fee"). The Hourly Fee shall be billed monthly and is payable in cash immediately upon receipt. The Transaction Fee shall be payable in cash at the closing only if a Transaction is closed.

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     In addition, the Company will reimburse TWC monthly for reasonable out-of-
     pocket expenses incurred by TWC in connection with this agreement. Typically, these expenses may include travel, lodging, telephone and outside services, including database services, incurred by TWC.

6.   OUTSIDE SERVICES REQUESTED BY THE COMPANY:  TWC will not be responsible for
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     any fees or commissions of any type, including financial, legal, appraisal, accounting, or other advisors, called upon, requested, or retained by the Company, its officers or directors. The Company agrees to pay all of its expenses in connection with any such transaction.

7.   TERMINATION:  TWC's engagement may be terminated by either the Company or
     -----------
     TWC at any time upon ten days written notice. Notwithstanding the above, termination of TWC's engagement shall not affect the indemnification of TWC provided by this agreement, the Company's obligation to reimburse TWC's reasonable out-of-pocket expenses and any Hourly Fee earned, but not yet paid, through the date of termination, or the Company's obligation to TWC if the Company consummates a transaction with any party as referred to in the paragraph "Fee Due Upon Sale after Termination" below.

8.   FEE DUE UPON SALE AFTER TERMINATION:  If within twelve (12) months
     -----------------------------------
     following the termination of TWC's engagement, the Company closes a transaction with a Target Business with which TWC has assisted the Company in its evaluation, TWC shall be entitled to the Transaction Fee as set forth in this agreement.

9.   INDEMNIFICATION:  Because TWC will be acting on behalf of the Company in
     ---------------
     connection with this agreement, the Company and stockholders signing below agree to indemnify and hold TWC (used in this paragraph to include any affiliated companies and respective officers, directors, employees and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934) harmless from any and all losses, claims, damages or liabilities to which TWC may become subject in connection with this agreement and to reimburse TWC for any reasonable and necessary legal or other expenses incurred in connection with matters covered by this indemnity. The Company will not, however, be responsible for any losses, claims, damages, liabilities or expenses to the extent that they result from TWC's bad faith or negligence.

     In the event that the foregoing indemnity is unavailable to TWC for any reason, the Company and any stockholders signing below agree to contribute to any losses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by TWC and by the Company from the Transaction; provided, however, that TWC shall not be responsible for any amounts in excess of the amount of the Transaction Fees received (or anticipated to be received) by TWC.

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

10.  USE OF INFORMATION:  Except as otherwise provided by this agreement, the
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     Company and TWC agree that neither will use any information relating to the
     Target Business for any purposes other than internal use without the consent of TWC or the Company, respectively. The Company and TWC acknowledge that all opinions, advice and materials (written or oral) given by TWC to the Company are intended solely for the benefit and use of the Company in considering the matters to which such opinions, advice and materials relate, and TWC and the Company agree that no such opinion, advice or materials shall be (i) used for any other purpose or (ii) except as otherwise provided by this agreement, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose. The Company agrees that no references to TWC shall be made by the Company in public documents such as proxy statements, press releases or communications to stockholders without the prior consent of TWC, which consent shall not be unreasonably withheld.

11.  MISCELLANY:  The parties can modify or amend this agreement only by a
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     writing that both parties have signed.  Any dispute about the agreement
     (including the services or payments under it) will be brought in and resolved by a Colorado federal or state court, using Colorado law. The parties agree to the personal jurisdiction of those courts. The agreement binds and is for the benefit of any successor, assign, heir, or personal representative of the parties.

12.  ANNOUNCEMENTS:  It is understood that if any Transaction is completed, TWC
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     will be entitled, at its expense, to place an announcement in such publications and mailings, as TWC desires, stating that TWC has acted as financial advisor in such transaction. Any such announcement shall be subject to the Company's approval.


If the foregoing represents a correct statement of our agreement and understanding, please execute this agreement. If executed and delivered to TWC, a binding agreement shall thereupon exist.

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We are enthusiastic about this project and understand the importance of the project to the Company. We are anxious to get started and look forward to working with you.


Very truly yours,

The Wallach Company, Inc.


/s/ Wesley A. Brown
    Wesley A. Brown



The above is hereby acknowledged and accepted:

Vail Banks, Inc.


By:    /s/ E. B. Chester        Date:  April 8, 1997
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           E. B. Chester

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